SCHEDULE 14A

                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant                                   [ ]

Check the appropriate box:

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[ ]      Confidential, for use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Under Rule 14a-12

                           COMMUNITY BANCSHARES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

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                           COMMUNITY BANCSHARES, INC.

                            68149 Highway 231 South
                                 P.O. Box 1000
                          Blountsville, Alabama 35031


                                  July 2, 2003

To the Stockholders of
Community Bancshares, Inc.:

         You should have received a Proxy Statement, 2002 Annual Report to Stockholders, Annual Report on Form 10-K and Proxy Card in connection with the Annual Meeting of stockholders of Community Bancshares, Inc. to be held on July 24, 2003. As set forth in the Notice of the Annual Meeting accompanying the Proxy Statement, the proposals to be considered at the meeting are (1) the election of Roy B. Jackson, Stacey Mann and Jimmie Trotter as Class I directors and (2) the removal of Kennon R. Patterson, Sr. as a Class III director. The Board of Directors recommends that you vote FOR both proposals. If you have not already done so, I encourage you to exercise your right as a stockholder by returning a completed, signed and dated Proxy Card. If you need another Proxy Card, you may obtain one by calling Deborah Myrick at (205) 429-1001.

         I have enclosed a copy of a press release issued today on management changes at the Company. Please be assured that the entire management team is working hard to improve the value of your investment in the Company.

         Thank you for your support. I look forward to meeting you at the Annual Meeting on July 24.


                                 Sincerely yours,




                                 Patrick M. Frawley
                                 Chairman, Chief Executive Officer and President

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                                 PRESS RELEASE

                             FOR IMMEDIATE RELEASE

                    COMMUNITY BANK ANNOUNCES MANAGEMENT TEAM

BLOUNTSVILLE, ALABAMA - July 2, 2003 - Community Bank today announced it has completed its management team rebuilding process. After his appointment on January 27, 2003, Chairman and Chief Executive Officer PAT FRAWLEY began a process of replacing, reassigning, and upgrading the management talent at Community Bank. Frawley said, "There is no way I, or anyone else, could effectively manage the affairs of this Company single-handedly. Consequently, the first thing any new executive must do is assess the existing management talent, ensure skills match current business needs, and then add or delete as warranted. I am now confident we have a highly talented, conscientious, and professional group of individuals who will pursue the achievement of stretch goals with vigor, integrity, and purpose." The senior management team lines up as follows:

         KERRI KINNEY, CHIEF FINANCIAL OFFICER. Ms. Kinney, 34 and a CPA, has 10 years experience in accounting, auditing, financial risk management and operations in banks ranging in size from $100 million to $18 billion in assets. Ms. Kinney manages all financial reporting, accounting controls, accounts payable, asset-liability and interest rate risk management, investment securities, and pension or retirement fund accounting.

         MARK SOUKUP, SENIOR LENDING OFFICER. Mr. Soukup joined Community Bank in January 2003 after relocating from Ohio. Mr. Soukup, 47, has 25 years of experience in a variety of banking environments, including lending, compliance, operations, as well as, leadership roles of District/Regional Manager and President and CEO. Mr. Soukup oversees all lending functions, policy application, loan approval processes, loan operations, and officer/director lending relationships.

         RAY STONE, MANAGER OF SPECIAL ASSETS. Mr. Stone has been with Community Bank since June 2002 and was promoted to the head of the Special Assets Division in April 2003. Mr. Stone, 44, has 18 years experience as an Federal Deposit Insurance Corporation examiner, as well as, a commercial lender or loan review officer with several regional banks throughout the country. His focus in Special Assets involves major problem loan relationships, bankruptcies, collections, foreclosed property, and distressed asset sales.

         RUSSELL LIPPERT, DIRECTOR OF RISK MANAGEMENT. Mr. Lippert joined Community Bank in April 2003. Mr. Lippert, 38, has over 7 years experience as an examiner with the State of Alabama and the Federal Deposit Insurance Corporation. For the past 9 years, he has owned and operated a bank consulting practice, specializing in loan review. Risk Management, reporting directly to the Board, includes loan review, audit, compliance, regulatory liaison, and special projects.

         JOHN BROTHERS, DIRECTOR OF STRATEGIC PLANNING AND GROWTH. Mr. Brothers, 52 and a CPA, is responsible for business unit contribution analysis, strategic planning, business modeling, marketing and advertising, and analysis of new markets, products, and services. Mr. Brothers joined Community Bank in May and is relocating from Florida. He brings 30 years of service with Bank of

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America and its predecessor organizations, including Controller of a $15 billion subsidiary bank and the CFO of the $30 billion auto finance group.

         WILLIAM CAUGHRAN, GENERAL COUNSEL. Mr. Caughran rejoined Community Bank in February 2003 after a brief stint with a Birmingham law firm. Mr. Caughran, 46, first joined Community Bank in 1998 after 13 years with a major regional bank, and is responsible for coordinating all legal work for the Company. Mr. Caughran also oversees the Bank's personnel function and serves as Corporate Secretary.

         STACEY MANN, PRESIDENT AND CHIEF OPERATING OFFICER. Mr. Mann, 50, was recently promoted to President and COO to oversee all banking centers and bank operations. His 20 years with Community Bank provides an invaluable resource and knowledge base on company history and his hands-on management style fits well with the Bank's culture. Mr. Mann also serves on the Board of Directors of the Bank and its parent holding company, Community Bancshares, Inc.

         Many other changes in management, including compliance, operations, audit, legal, individual City Presidents, and Regional Executives have also occurred which will ensure Community Bank is properly positioned for the future. Frawley said, "Additional changes will be made as circumstances warrant, candidates will be selected based on their technical, communication, managerial and leadership skills; particularly their ability to embrace change. As stated previously, we are all about the future and the future revolves around our employees, our customers, and our shareholders."

         Community Bank has total assets of approximately $547 million and operates 20 banking offices in North and West-Central Alabama which provide a full line of financial services to individual and corporate customers. In addition, the bank operates a consumer finance company with 12 offices, an insurance agency, and a real estate appraisal company.

Community Bank - "MAKING A DIFFERENCE, ONE CUSTOMER AT A TIME."